Exhibit 23

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-19241) of the Burlington Northern Santa Fe Corporation of our report dated June 24, 2003 relating to the financial statements of The Burlington Northern Santa Fe Investment and Retirement Plan, which appears in this Form 11-K.

/s/    PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

June 26, 2003